Exhibit 99.1

Station Casinos Announces Third Quarter 2015 Results

LAS VEGAS--(BUSINESS WIRE)--November 5, 2015--Station Casinos LLC (“Station,” “we” or the “Company”) today announced the results of its operations for the third quarter ended September 30, 2015.

“Station Casinos posted 4.5% growth in net revenues and 14.0% growth in Adjusted EBITDAM for the third quarter,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We had another strong quarter highlighted by revenue growth in nearly every category, continued operating efficiencies and steadily improving margins. We are proud to report that this is our eighteenth consecutive quarter of Adjusted EBITDAM growth.”

Highlights

  Net revenues increased 4.5% and Adjusted EBITDAM increased 14.0% compared to the prior year period.
  Adjusted EBITDAM margin for the third quarter of 2015 was 31.5%, a 260 basis point improvement compared to the prior year period.
  Tenth consecutive quarter of year-over-year net revenue growth and eighteenth consecutive quarter of year-over-year Adjusted EBITDAM growth.
  Las Vegas net revenues increased 2.8% and Adjusted EBITDAM increased 7.9% compared to the prior year period.
  Native American management fees increased 55.4% compared to the prior year period.

Consolidated Results of Operations

The Company’s consolidated net revenues for the third quarter ended September 30, 2015 were $323.6 million, an increase of $13.9 million, or 4.5%, compared to the prior year period. Consolidated Adjusted EBITDAM for the quarter increased $12.5 million, or 14.0%, to $102.1 million, and our Adjusted EBITDAM margin increased 260 basis points to 31.5%. Net revenue at our Las Vegas properties increased 2.8%, while Adjusted EBITDAM increased 7.9% and Adjusted EBITDAM margin improved 140 basis points to 29.2%. In Las Vegas, the economy continued to show momentum and we experienced broad based consumer spending increases in both our gaming and non-gaming areas. We also continue to see solid results in the operating performance at our two Native American properties, which drove a 55.4% increase in management fees to $16.6 million for the quarter.

For the nine month period ended September 30, 2015, the Company’s consolidated net revenues were $1.0 billion, a 4.8% increase compared to the first nine months of 2014. Adjusted EBITDAM was $342.3 million for that period, a $37.5 million, or 12.3%, increase compared to the prior year period and Adjusted EBITDAM margin increased 230 basis points to 34.1%. Native American management fees increased $12.0 million to $45.3 million for that same period.

“We achieved strong performance at our Las Vegas properties, which experienced increased guest spending as the economy continued to gain momentum,” Falcone stated.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1 and a reconciliation of Adjusted EBITDAM to net income, the most comparable GAAP measure, is included in the financial information attached hereto.

Balance Sheet Highlights

As of September 30, 2015, the outstanding principal balance of the Company’s long-term debt was $2.1 billion (excluding a non-recourse land loan of $114.1 million) and cash and cash equivalents were $96.9 million. As of September 30, our debt (net of excess cash) to Adjusted EBITDAM ratio was 4.5 times, excluding the non-recourse land loan.

Filing of Registration Statement

As previously announced, Station Casinos Corp., an affiliate of Station Casinos LLC, has filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of Class A Common Stock of Station Casinos Corp. The number of shares to be offered and the price range for the proposed offering have not yet been determined. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call Information

The Company will host a conference call on November 5, 2015 at 1:30 p.m. Pacific Time to discuss its third quarter 2015 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (855) 716-2688 or (440) 996-5688 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from November 5, 2015 through November 12, 2015 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets, including fluctuations in interest rates, on our ability to refinance our debt, access additional capital and financial condition generally; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In addition, there can be no assurances that we will be able to consummate the public offering of Class A Common Stock of Station Casinos Corp.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDAM is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding management fee expense, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income from continuing operations plus interest expense, net, depreciation and amortization, management fee expense, preopening expense, share-based compensation expense, a donation to UNLV, asset impairment, write-downs and other charges, net, loss on extinguishment of debt, and change in fair value of derivative instruments, and excludes gain on Native American development and Adjusted EBITDAM attributable to the noncontrolling interests of MPM. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating revenues:
Casino	$219,861	$215,147	$683,598	$662,392
Food and beverage	59,479	56,768	187,565	177,357
Room	29,665	27,215	92,311	84,479
Other	17,103	17,897	52,925	53,434
Management fees	22,728	17,062	63,703	51,506
Gross revenues	348,836	334,089	1,080,102	1,029,168
Promotional allowances	(25,239)	(24,433)	(75,918)	(71,288)
Net revenues	323,597	309,656	1,004,184	957,880

Operating costs and expenses:
Casino	85,091	84,011	257,269	253,127
Food and beverage	39,443	37,624	121,197	117,126
Room	11,672	11,295	34,762	34,010
Other	6,499	7,483	19,537	22,161
Selling, general and administrative	75,499	76,178	222,182	218,323
Preopening	707	113	1,121	286
Depreciation and amortization	32,858	31,755	103,790	95,447
Management fee expense	12,093	11,179	38,671	35,852
Asset impairment	100	11,739	2,101	11,739
Write-downs and other charges, net	5,047	4,565	5,594	20,587
	269,009	275,942	806,224	808,658

Operating income	54,588	33,714	197,960	149,222
Earnings (losses) from joint ventures	253	(272)	1,070	754
Operating income and earnings (losses) from joint ventures	54,841	33,442	199,030	149,976

Other (expense) income:
Interest expense, net	(35,634)	(37,312)	(108,234)	(114,071)
Loss on extinguishment of debt	-	-	-	(4,132)
Gain on Native American development	-	-	-	49,074
Change in fair value of derivative instruments	-	71	(4)	(2)
	(35,634)	(37,241)	(108,238)	(69,131)
Net income (loss) from continuing operations	19,207	(3,799)	90,792	80,845
Discontinued operations	(6)	(26,521)	(171)	(42,969)
Net income (loss)	19,201	(30,320)	90,621	37,876
Less: Net income (loss) attributable to noncontrolling interests	1,948	(9,472)	5,730	(11,921)
Net income (loss) attributable to Station Casinos LLC	$17,253	$(20,848)	$84,891	$49,797

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income (loss) from continuing operations	$19,207	$(3,799)	$90,792	$80,845
Interest expense, net	35,634	37,312	108,234	114,071
Depreciation and amortization	32,858	31,755	103,790	95,447
Management fee expense	12,093	11,179	38,671	35,852
Preopening expense	707	113	1,121	286
Joint venture preopening expense	-	409	-	409
Share-based compensation	650	738	2,038	2,268
Donation to University of Nevada, Las Vegas	-	-	2,500	-
Asset impairment	100	11,739	2,101	11,739
Write-downs and other charges, net	5,047	4,565	5,594	20,587
Loss on extinguishment of debt	-	-	-	4,132
Gain on Native American development	-	-	-	(49,074)
Change in fair value of derivative instruments	-	(71)	4	2
Other	-	10	-	31
Adjusted EBITDAM attributable to MPM noncontrolling interests	(4,207)	(4,381)	(12,559)	(11,825)
Adjusted EBITDAM	$102,089	$89,569	$342,286	$304,770

Principal amount of long-term debt at September 30, 2015:

Credit agreement	$1,472,676
Senior notes	500,000
Revolver	45,000
Land loan	114,117
Other	39,104
Total	$2,170,897

CONTACT:
Station Casinos LLC
Marc Falcone
Executive Vice President, Chief Financial Officer and Treasurer
(702) 495-3600
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248